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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE
April 11, 2001

                  Anker Updates Tender Amount of Exchange Offer
                  ---------------------------------------------

         Morgantown, WV - Anker Coal Group, Inc. (the "Company") announced today that it was advised by the exchange agent that an additional $3.3 million of its outstanding 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) (the "Notes") have been tendered in the exchange offer. As a result, as of 9:15 a.m. today, an aggregate principal amount of $32.9 million of Notes had been tendered and not withdrawn. Completion of the exchange offer is subject to the condition that at least $34.2 million of Notes be validly tendered and not withdrawn. The exchange offer is scheduled to expire at 11:00 am today, unless further extended.

         This release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         For more information, please contact Bruce Sparks of Anker Coal Group, Inc. at (304) 594-1616.

         This announcement is not an offer to exchange nor a solicitation of an offer to exchange. The offer is made only by an Offer to Exchange dated February 23, 2001 and the related Letter of Transmittal.